THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE NOTE.

$ __________	Issuance Date: __________

BARFRESH FOOD GROUP INC.

[FORM OF CONVERTIBLE Promissory Note]

No. CN-[NUMBER]

FOR VALUE RECEIVED, Barfresh Food Group, Inc., a Delaware corporation, (“Company”), promises to pay to the order of [___________] (“Holder”), or its permitted assigns, in lawful money of the United States of America the principal sum of [___________] DOLLARS ($ [___________].00) (“Principal”), or such lesser amount as shall equal the outstanding principal amount hereof, together with simple interest from the date of this convertible promissory note (“Note”) on the unpaid principal balance at a rate equal to 10.0% per annum (the “Interest Rate”), computed on the basis of the actual number of days elapsed and a year of 365 days (collectively, “Obligations”). To the extent this Note has not been repaid or converted, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) two (2) years after the issuance date (the “Maturity Date”), or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Investor or made automatically due and payable in accordance with the terms hereof. This Note is one of a series of convertible promissory notes (herein called the “Series CN Notes”) issued by the Company to investors with identical terms and on the same form as set forth herein (except that the holder, principal amount and date of issuance may differ in each note).

Except as otherwise defined herein, capitalized terms in this Note shall have the meanings set forth in Paragraph 10 (Certain Definitions).

1. Interest. Unless provided otherwise hereunder, interest will accrue from the Issuance Date of this Note on the unpaid principal amount at a rate equal to 10% per annum, until all Obligations under this Note are paid in full. If an Event of Default (as defined below) shall have occurred and be continuing, then, the Interest Rate shall be increased to a rate of twenty percent (20%) commencing on the date on which the applicable Event of Default shall be deemed to have occurred and continuing until such Event of Default shall have been cured or waived in accordance with the terms of this Note. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by Holder as a payment of principal.

2. Payments. Except as otherwise provided, all payments shall be made in lawful money of the United States of America at such place as Holder hereof may from time to time designate in writing to the Company. If the Company is legally required to withhold or deduct any amounts due to Holder, then Holder shall cooperate with Company by providing Company such requested information. Payments will be credited first to the accrued but unpaid interest and the remainder applied to principal. The Company agrees it will make all payments (including prepayments) on this Note on a pro rata basis with its payments on the other Series CN Notes so that the payment on each Series CN Note is the same percentage of the total payments made on all Series CN Notes as the indebtedness under each Series CN Note is of the total indebtedness under all Series CN Notes. In the event the Holder of this Note receives a payment in excess of its pro rata share, the Holder agrees that the excess will be paid to the Holders of the other Series CN Notes.

3. Repayment and Conversion.

(a) Principal. At any time prior to repayment, Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount under the Note, into shares of Common Stock, at the Per Share Principal Conversion Price. Holder shall exercise such conversion right by delivery to the Company of a written notice of conversion (a “Notice of Conversion of Principal”), substantially in the form annexed hereto as Exhibit A.

(b) Interest. Provided that the Equity Conditions are satisfied, at any time prior to the Maturity Date, the Company shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding interest into shares of Common Stock (“Interest Shares”), at the Per Share Interest Conversion Price. Company shall exercise such conversion right by delivery to the Holders of a written notice of conversion (a “Notice of Conversion of Interest”), substantially in the form annexed hereto as Exhibit B. At any time after the Maturity Date and prior to repayment, Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding interest into shares of Common Stock, at the Per Share Interest Conversion Price. Holder shall exercise such conversion right by delivery to the Company of a Notice of Conversion of Interest.

(c) Prepayment of Principal. The Company may pay this Note (together with the other Series CN Notes) after eleven (11) months after the Initial Closing and prior to the Maturity Date, in whole or in part, upon providing Holder with notice (“Settlement Notice”) of the opportunity to convert Holder’s pro-rata share of the outstanding Principal amount stated therein. The Settlement Notice shall state the date, which shall be at least fifteen (15) days after the date of the Settlement Notice (“Conversion Deadline”), by which the Company must receive a Notice of Conversion of Principal from Holder. If the Company does not receive a Notice of Conversion of Principal from Holder by the Conversion Deadline, then the Company shall have the right to pay the outstanding Principal amount stated in the Settlement Notice within thirty (30) days of the date of the Settlement Notice.

(d) Certificates. As promptly as practicable after the conversion of this Note and the issuance of the shares of Common Stock, the Company (at its expense) will issue and deliver a certificate or certificates evidencing such shares (if certificated) to Holder, or if such shares are not certificated, will deliver a true and correct copy of the Company’s share register reflecting the shares held by the Holder.

(e) Adjustments. For the avoidance of doubt, it is acknowledged that Holder will be entitled to the benefit of all adjustments in the number of shares of the Company’s capital stock as a result of any splits, recapitalizations, combinations or other similar transactions affecting the Company’s capital stock that occur prior to the conversion of this Note.

4. Events of Default. If any of the events specified in this Paragraph 4 shall occur (herein individually referred to as an “Event of Default”), the Holder may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

(a) Default in the payment of the principal or unpaid accrued interest of this Note when due and payable;

(b) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

(c) If, within 60 days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(d) Any declared default of the Company under any other indebtedness that gives the holder thereof the right to accelerate such other indebtedness;

(e) The Company fails to cure any material breach of its other covenants, agreements, or obligations hereunder, or under the Securities Purchase Agreement pursuant to which this Note was issued (the “SPA”) or Warrants (as defined in the SPA) within five (5) days of notice of such breach; or

(f) A material breach of any representation or warranty made by the Company in this Note or the Warrants or the SPA.

5. Security; Subordination; Negative Covenants.

(a) This Note is a general unsecured obligation of the Company.

(b) This Note is subordinated in right of payment to all current and future asset backed loan indebtedness of the Company for borrowed money (whether or not such indebtedness is secured) to commercial banks regularly engaged in the business of lending money (the “Senior Debt”), which shall not exceed $10,000,000. The Company hereby agrees, and by accepting this Note, the Holder hereby acknowledges and agrees, that so long as any Senior Debt is outstanding, upon notice from the holders of such Senior Debt (the “Senior Creditors”) to the Company that an event of default, or any event which the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Debt (a “Default Notice”), the Company will not make, and the Holder will not receive or retain, any payment under this Note. Nothing in this paragraph will preclude or prohibit the Holder from receiving and retaining any payment hereunder unless and until the Holder has received a Default Notice (which will be effective until waived in writing by the Senior Creditors) or from converting this Note or any amounts due hereunder into shares of Common Stock.

(c) At any time there is an outstanding Obligation, the Company shall not: (i) create or permit to exist any Lien upon or with respect to any of the Assets, except for Permitted Liens, or incur, issue, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness other than the Series CN Notes in an original principal amount not to exceed $5 million and the Senior Debt; (ii) issue any equity or equity linked security which is senior to the Common Stock; (iii) (x) engage in any business other than the current business of the Company and any business that is a reasonable extension thereof or (y) sell, license or otherwise dispose any of its material Assets, unless the proceeds are used to purchase other Assets; (iv) declare or pay any dividends or make any other payment or distribution on account of the Company’s equity interests or to the direct or indirect holders of the Company’s equity interests in their capacity as such, except for a dividend of the right to buy the Company’s securities in connection with a registered offering of its securities], or purchase, redeem or otherwise acquire or retire for value any equity interests of the Company; (v) make any investment other than in the existing business line in the ordinary course of business; (vi) amend, modify or waive any terms of any Initial Warrant or Second Warrant issued with respect to any Closing Date, unless the same amendment, modification or waiver is made available to all Initial Warrants or Second Warrants, as the case may be, issued with respect such Closing Date (as such terms are defined in the SPA); nor (vii) take any other action which would prevent Holder from maintaining its priority interest in the Assets of the Company upon an Event of Default of this Note. The provisions of this Paragraph 5(c) shall apply to any Company subsidiary as well.

6. Transfer; Successors and Assigns. The terms and conditions of this Note will inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Requisite Holders (as defined below). This Note may not be offered for sale, sold, transferred or assigned (i) in the absence of (a) an effective registration statement for the Note under the 1933 Act, or (b) an opinion of counsel to the Holder (if requested by the Company), in a form reasonably acceptable to the Company, that registration is not required under the 1933 Act or (ii) unless sold or eligible to be sold pursuant to Rule 144 or Rule 144A under the 1933 Act. Notwithstanding the foregoing, this Note may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by this Note. In addition, this Note may not be transferred unless the transferee enters into a written agreement in form and substance reasonably acceptable to the Company pursuant to which the transferee agrees to be bound by all of the provisions of this Note. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. The Company’s Obligations are due only to the registered Holder of this Note.

7. Notices. Any notices or other communications required or permitted to be given under the terms of this Agreement that must be in writing will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same; (iv) upon receipt, when sent by email, provided a confirmation of receipt is emailed to sender from recipient. The mailing and email addresses and facsimile numbers for such communications shall be as set forth in the SPA, or as may be updated in writing in accordance with this Paragraph.

8. Amendments and Waivers. Any terms of the Note may be amended, modified or waived only with, the written consent of the Company and the holders of more than fifty percent (50%) of the total outstanding face amount of the Series CN Notes, which shall include Unibel (“Requisite Holders”); provided, however, that no such waiver, amendment or modification will reduce the principal of or change the fixed maturity, reduce the rate or timing of payment of interest or reduce the aforesaid percentage in interest of the Series CN Notes the holders of which are required to consent to any waiver, amendment or modification; provided, further, that in the event that such waiver, amendment or modification adversely affects the rights or obligations of a holder in a different manner than the other holders, such waiver, amendment or modification shall also require the written consent of such differently affected holder. Any amendment or waiver effected in accordance with this Paragraph will be binding upon the Company, the holders of each Series CN Note and each transferee of the Series CN Notes. Each holder of a Series CN Note is an express third party beneficiary of (and entitled to enforce) this Paragraph and this Paragraph shall not be amended, modified or waived without the written consent of the person against whom enforcement is sought. Except as expressly set forth in this Paragraph 8, this Note is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Note.

9. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed, and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

10. Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) “1934 Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c) “Assets” means all accounts receivable and all personal and fixed property of every kind and nature of the Company, including, without limitation, all furniture, fixtures, equipment, raw materials, inventory, as extracted collateral, or other goods, accounts, contract rights, rights to the payment of money, insurance refund claims and all other insurance claims and proceeds, tort claims, chattel paper, documents, instruments, securities and other investment property, deposit accounts, rights to proceeds of letters of credit and all general intangibles including, without limitation, all tax refund claims, license fees, intellectual property, patents, patent licenses, patent applications, trademarks, trademark licenses, trademark applications, trade names, copyrights, copyright licenses, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists and goodwill.

(d) “Business Day” means any day except Saturday, Sunday, any day that is a federal legal holiday in the United States, a legal holiday in France or any day on which banking institutions in the State of California or France are authorized or required by law or other governmental action to close.

(e) “Common Stock” means (i) the Company’s shares of common stock, $0.000001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(f) “Eligible Market” means The OTC Markets, the NASDAQ Stock Market or the New York Stock Exchange, or any successor markets.

(g) “Equity Conditions” shall mean that: (i) the Interest Shares are registered under an effective registration statement under the Act or may be sold pursuant to Rule 144 thereunder or any other exemption therefrom, (ii) the Company shall not be in default under the Note, and (iii) the Common Stock is listed and trading on an Eligible Market.

(h) “Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, or other charge or encumbrance or other preferential arrangement of any kind or nature whatsoever (including the interest of a lessor under a capitalized lease having substantially the same economic effect), any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any person to file such a financing statement, whether arising by contract, operation of law, or otherwise.

(i) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (ii) any Lien created by operation of law, such as materialmen’s Liens, mechanics’ Liens and other similar Liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings; (iii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and any Lien constituting a renewal, extension or replacement thereof; (iv) pledges or deposits by the Company under worker’s compensation laws, unemployment insurance laws or similar legislation; (v) existing Liens described in the Company’s publicly available reports filed pursuant to the 1934 Exchange Act; or (vi) any Lien to secure obligations in respect of the Senior Debt up to $10,000,000.

(j) “Per Share Interest Conversion Price” shall be equal to 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the payment date (rounded to the nearest 1/100th of one cent), but in no event lower than sixty cents ($0.60) per share of Common Stock (subject to Paragraph 3(e)).

(k) “Per Share Principal Conversion Price” shall be equal to the lower of: (i) $0.88 per share of Common Stock, or (ii) 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the date of Holder’s election (rounded to the nearest 1/100th of one cent); but in no event lower than $0.60 per share of Common Stock (subject to Paragraph 3(e)).

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the Issuance Date and Holder agrees to the terms and conditions of this Note.

COMPANY:		AGREED AND ACCEPTED BY HOLDER:
BARFRESH FOOD GROUP, INC.,
a Delaware corporation

By:		By:
Name:	Joseph S. Tesoriero	Name:
Its:	Chief Financial Officer	Its:

Exhibit A

FORM OF NOTICE OF PRINCIPAL CONVERSION

[Name and Address of Lender]

[Date]

Barfresh Food Group, Inc.

Attn. Chief Financial Officer

Dear _________:

The undersigned hereby elects to purchase the number of shares (“Shares”) of common stock of Barfresh Food Group, Inc. a Delaware corporation (“Company”), and tenders herewith payment for the Shares in full, together with all applicable transfer taxes, if any, as follows:

Series CN Note
Date of Conversion
Principal being Converted
Conversion Rate	$[___] per Share
Number of Shares to be Delivered

Payment for the Shares shall take the form of the cancellation of $ [___________] of the outstanding principal, interest and costs, as indicated above, due under the Series CN Convertible Promissory Note issued by the Company to the undersigned indicated above, as evidence of the cancellation of the amounts indicated above due under the Promissory Note.

Please issue a certificate and record such issuance in the books and records of the Company, representing said shares in the name and at the address listed above.

The undersigned represents and warrants that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[HOLDER]

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF INTEREST CONVERSION

[Date]

[NAME AND ADDRESS OF HOLDER/COMPANY]

Dear _________:

Notice is hereby given that [Barfresh Food Group, Inc. a Delaware corporation (“Company”)],/the undersigned Holder] elects to convert the outstanding interest due under the Series CN Convertible Promissory Note indicated below into the number of shares (“Shares”) of common stock of [the Company / Barfresh Food Group, Inc. a Delaware corporation], as follows:

Series CN Note
Date of Conversion
Interest being Converted
Conversion Rate	$[___] per Share
Number of Shares to be Delivered

The issuance of the Shares to Holder shall be as evidence of the cancellation of the outstanding interest, as indicated above, due under the Convertible Promissory Note.

COMPANY:
BARFRESH FOOD GROUP INC.,
a Delaware corporation

By:
Name:	Joseph S. Tesoriero
Its:	Chief Financial Officer

[or]

HOLDER

By:
Name:
Title: